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                                                                    EXHIBIT 23.5

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
PetroFina S.A.

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form F-3 to the Registration Statement on Form F-4 (No. 333-49315) of PetroFina S.A. of our report dated January 26, 1998, relating to the consolidated balance sheet of Petrofina Delaware, Incorporated as of December 31, 1997 and 1996, and the related statements of earnings, stockholder's equity and cash flows for the years then ended, which report appears in the December 31, 1998 Annual Report on Form 20-F of PetroFina S.A., and to the reference to our firm under the heading "Experts" in the registration statement.

/s/KPMG LLP

March 22, 1999
Dallas, Texas